Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Visa U.S.A. Inc.:

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-4 of our report dated June 6, 2007, with respect to the consolidated balance sheets of Visa U.S.A. Inc. and Subsidiaries (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of operations, changes in members’ equity (deficit), comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006, included in the proxy statement-prospectus, which is part of this Registration Statement, and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Emerging Issues Task Force No. 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock, during the year ended September 30, 2005.

/s/ KPMG LLP

San Francisco, California

August 28, 2007